UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

INTERNATIONAL SAFETY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-173476	99-0363913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

708 Third Avenue, 11th Floor

New York, NY 10017

(Address of principal executive offices, including zip code)

(212) 344-1105

(Registrant’s telephone number, including area code)

130 William Street, 6th Floor

New York, New York 10038

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS

Election of Brian Healion as President

On April 19, 2013 Brian Healion was elected as President of International Safety Group, Inc. (the “Company”). As President of the Company, Mr. Healion will manage Company’s various business lines, including overseeing budget development and overall strategy.

Mr. Healion, age 40, has over 18 years in the engineering and financial professions. He began his career in November 1995 at the prestigious firm of Hardesty and Hanover, LLP, where he was a member of a design team responsible for design and maintenance programs of various movable bridges throughout the United States. Additionally, while at A & H Engineers, P.C. from April 1998 to September 1999, Mr. Healion worked as a project manager on many construction projects for various engineering clients and municipalities.

After his engineering career, Mr. Healion worked from June 2001 to September 2009 as a senior fixed income trader at TD Securities on the proprietary credit trading desk focused on in-depth analysis and trading of a wide variety of industrial, energy and infrastructure corporate credits. From June 2012 to April 2013 Mr. Healion was a senior fixed income sales and trading professional at BBVA Securities, one of the largest Spanish financial institutions, covering major asset managers, insurance companies and hedge funds. Mr. Healion holds an MBA from the University of Rochester and a B.S. from Manhattan College with a degree in Civil Engineering.

Mr. Healion has entered into an Employment Agreement with the Company for an initial term ending December 31, 2013, which shall be automatically renewed for additional one year periods unless written notice is given by either party to the other at least 90 days prior to the end of the current term of the agreement. Under the agreement Mr. Healion is paid a salary at the rate of $190,000 per year and is also entitled to receive certain incentive stock bonuses based on a formula set forth in the agreement and other fringe benefits.

Departure of Mikhail Geller

On April 19, 2013, the employment of Mikhail Geller as Chief Accounting Officer of the Company was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SAFETY GROUP, INC.

Dated: April 25, 2013	By:	/s/ Michael Gianatasio
	Name:	Michael Gianatasio
	Title:	Chief Executive Officer